Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Zynerba Pharmaceuticals, Inc.:

We consent to the use of our report dated February 20, 2015, except as to Note 2(1), which is as of July 30, 2015, with respect to the balance sheets of Zynerba Pharmaceuticals, Inc. (formerly AllTranz, Inc.) as of December 31, 2013 and 2014, and the related statements of operations, redeemable convertible preferred stock, convertible preferred stock, and stockholders’ equity (deficit), and cash flows for the years then ended, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

November 12, 2015